CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 filed on or about December 11, 1997) pertaining to the Central Fidelity Banks, Inc. 1995 Stock Incentive Plan, Central Fidelity Banks, Inc. 1993 Incentive Stock Option Plan, Central Fidelity Banks, Inc. 1991 Incentive Stock Option Plan, Central Fidelity Banks, Inc. 1988 Incentive Stock Option Plan, Central Fidelity Banks, Inc. 1986 Incentive Stock Option Plan, and Central Fidelity Banks, Inc. 1992 Compensation Plan for Non-Employee Directors of our report dated January 15, 1997, with respect to the consolidated financial statements of Wachovia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                        Ernst & Young LLP

Winston-Salem, North Carolina
December 15, 1997